Exhibit (h)(1)(iv)

Joinder and Amendment to the

Transfer Agent Servicing Agreements

This joinder and amendment (the “Joinder and Amendment”) to (i) the amended and restated transfer agent servicing agreement dated January 19, 2011, between The Merger Fund (“TMF”) and USBFS, as amended on July 9, 2013, January 1, 2017, and January 1, 2019 (the “TMF Agreement”); and (ii) the transfer agent servicing agreement dated July 30, 2013 between Westchester Capital Funds (“WCF” and together with TMF, the “Trusts”) and USBFS, as amended on January 1, 2017, January 1, 2018, and January 1, 2019 (the “WCF Agreement”), is made this 17th day of September, 2021, by and among:

(1)	TMF, a Massachusetts trust, with its principal office at 100 Summit Lake Drive Valhalla, New York 10595;

(2)	WCF, a Massachusetts business trust, with its principal office at 100 Summit Lake Drive Valhalla, New York 10595;

(3)	USBFS, a Wisconsin limited liability company, with its principal office at 615 E Michigan St, Milwaukee, Wisconsin, 53202, United States; and

(4)	Virtus Fund Services, LLC, a Delaware limited liability company, with its principal office at One Financial Plaza, Hartford, Connecticut 06103 (“Virtus”).

Recitals

WHEREAS, TMF, WCF, and USBFS have entered into the transfer agent servicing agreements referenced above (each an “Agreement” and collectively, the “Agreements”), pursuant to which USBFS serves as transfer agent for the Trusts and provides transfer and dividend-paying services to each series of the applicable Trust;

WHEREAS, each Agreement allows for its amendment by a written instrument executed by both parties to such Agreement;

WHEREAS, TMF, WCF, USBFS, and Virtus desire to amend the Agreements so that (i) Virtus will become a party to each Agreement and serve the role of transfer agent of the Trusts; (ii) USBFS will serve the role of sub-transfer agent of the Trusts; and (iii) the services and duties of USBFS under each Agreement remain the same unless specified otherwise in this Joinder and Amendment;

WHEREAS, the Trusts have appointed Virtus as transfer agent; and

WHEREAS, TMF, WCF, USBFS, and Virtus desire to enter into this Joinder and Amendment for the purposes of amending the Agreements to reflect the changing parties and update certain relevant terms. TMF, WCF, USBFS and Virtus are each referred to herein as a “Party,” and collectively as the “Parties.”

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants set forth herein, the Parties hereby agree as follows:

1.             Joinder of Virtus

1.1              Pursuant to and in accordance with each of the Agreements, Virtus hereby agrees that upon execution of this Joinder and Amendment, it shall become a party to each Agreement and shall be fully bound by, and subject to all of the covenants, terms, and conditions of the Agreements as though an original party thereto.

1.2              The joinder of Virtus will not affect any other Party’s rights or obligations under each Agreement unless specified otherwise in Section 2 hereof.

2.             Amendments to the Agreements

2.1              The Parties hereby agree that certain provisions of the Agreements shall be amended as follows:

(a)               Virtus’ role shall be transfer agent of the applicable Trust under each Agreement.

(b)               USBFS’s role shall be sub-transfer agent of the applicable Trust under each Agreement. Notwithstanding the foregoing, the services and duties of USBFS under each Agreement shall remain the same unless specified otherwise in Section 2 hereof.

(c)               USBFS shall follow the instructions of Virtus and/or the applicable Trust (and the applicable Parties shall make a good-faith effort to resolve any conflict that may arise between instructions of Virtus and instructions of the Trust) when performing the following services and duties for the Trusts pursuant to:

(i)    Sections 2, 3, 11, and 14 of the TMF Agreement; and

(ii)   Sections 2, 3, 11, and 14 of the WCF Agreement.

(d)               In Section 8 of the TMF Agreement, the Term “Trust” shall include Virtus and WCF except the reference to the Board of Trustees of the Trust.

(e)               In Section 8 of the WCF Agreement, the Term “Trust” shall include Virtus and WCF except the reference to the Board of Trustees of the Trust.

2.2              All notices, demands, and requests required or permitted to be given under this Joinder and Amendment or each of the Agreements to TMF and WCF shall be sent to the address given below, and addressed as follows:

[Name of Receiving Party(ies)]
Attn: Heidi Griswold

101 Munson Street, Suite 104

Greenfield, MA 01301

With a copy to:

Virtus Fund Services, LLC
Attn: Counsel
One Financial Plaza
Hartford, Connecticut 06103

3.              Effectiveness of Joinder and Amendment

3.1              Each of the Parties by their signatures hereto provide approval to the Joinder and Amendment and Virtus hereby agrees to enter into the Joinder and Amendment, the terms and conditions of which shall be the terms and conditions of each Agreement except as amended otherwise in Section 2 above.

4.             Miscellaneous

4.1              This Joinder and Amendment may not be assigned or amended by any party without the written consent of the other Parties.

4.2              This Joinder and Amendment may be executed in multiple counterparts, which may be executed electronically, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart signature page of this Joinder and Amendment by email (as a .pdf) or other electronic means shall be effective as delivery of a manually executed counterpart of this Joinder and Amendment.

4.3              This Joinder and Amendment shall remain in effect until the Agreements are terminated in accordance with their terms.

5.             Governing Law and Jurisdiction

5.1              This Joinder and Amendment shall be governed, construed and enforced in accordance with the substantive laws of (without regard to conflict of law principles), and the sole forum for the judicial resolution of any dispute arising out of or in connection with it or its subject matter or formation shall be, the State of New York.

5.2              Each party irrevocably agrees that any legal action or proceeding arising out of or relating to this Joinder and Amendment brought by the other party or its successors or assigns shall be brought and determined in any State or federal court sitting in the City of New York, Borough of Manhattan (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), and each party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Joinder and Amendment.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Joinder and Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

The Merger Fund

By:	/s/ Christopher Colomb
Name:
Title:

Westchester Capital Funds

By:	/s/ Christopher Colomb
Name:
Title:

U.S. Bancorp Fund Services, LLC

By:	/s/ Anita Zagrodnik
Name:
Title:

Virtus Fund Services, LLC

By:	/s/ Heidi Griswold
Name:	Heidi Griswold
Title:	Vice President, Mutual Fund Services

Signature page to Joinder and Amendment